Exhibit 10.1
IGT/WMS PATENT CROSS-LICENSE AGREEMENT

           This Agreement, effective February 14, 2008, (“Effective Date”), is entered into by WMS Gaming Inc., a corporation of Delaware, having its principal place of business at 800 South Northpoint Blvd., Waukegan, IL  60085  and International Game Technology, a corporation of Nevada, having its principal place of business at 9295 Prototype Drive, Reno, NV  89511   Each of  IGT and WMS is sometimes referred to herein as a “Party” and together they are sometimes referred to herein as the “Parties”.

1.	DEFINITIONS

1.1.
“Affiliate” means, as to a particular Party, any corporation or other business entity that directly or indirectly Controls, is Controlled by, or is under common Control with a Party.  “Control” means direct or indirect ownership of or other beneficial interest in fifty percent (50%) or more of the voting stock, other ownership interest, or income of a corporation or other business entity.

1.2.	“Agreement Field of Use” (“Agreement FOU”) means [*].

1.3.	“Alcorn Patents” means the following US Patents and their foreign counterparts insofar as they claim authentication technology: [*].

1.4.	“Application” means functionality (including but not limited to hardware, software, firmware) related to Gambling.

1.5.	“Business Day” means any weekday, Monday through Friday, when banking institutions are open for business.

1.6.	“Competitor” means an entity selling or buying goods or services related to Gambling and licensed in a major Gambling jurisdiction.

1.7.	“Computing Field of Use” (“Computing FOU”) means the following Applications: [*].

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

1.8.	“Dollars” or “$” means United States dollars.

1.9.	[*].

1.10.
“[*] Applications” means any one or more of the following Applications: [*];  (m) personal computers, televisions, personal digital assistants (PDA’s), cellular devices, other mobile telephones, and like devices [*]; (n) supporting systems to the extent that they support devices identified in clause (m);  and (o) any and all subject matter claimed in the following U.S. Patents [*].

1.11.	“Gambling” means an activity in a jurisdiction where it has not been prohibited whereby something of value is placed at risk upon an uncertain outcome predominately determined by chance.

1.12.
“Gambling Machine” means an electronic or electro-mechanical device including the peripheral components housed in its enclosure that is primarily designed and used for Gambling, and that has all of the following characteristics: (a) is used by a player to input the wager amount and otherwise initiate and direct game play, (b) displays the amount wagered, the outcome of the wager, and the credit amount available to the player, (c) provides the outcome of the Gambling event to the player within five minutes of initiating the wager, and (d) is provided to the player by the operator.  The definition of a Gambling Machine is limited to the device in close proximity to the player and does not include supporting software and servers remote from that device.  For avoidance of doubt, and by way of example, personal computers, televisions, personal digital assistants (PDA’s), and cellular and other mobile telephones that are not adapted to be primarily used for Gambling are not Gambling Machines.

1.13.	“IGT” means International Game Technology a corporation of Nevada, having its principal place of business at 9295 Prototype Drive, Reno NV and its Affiliates.

1.14.	“Licensed IGT Patents” means any claims of any and all Patents owned or controlled by IGT to the extent such claims are within the Agreement FOU. [*]

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

[*]

1.15.
“Licensed IGT Products” shall mean any IGT product or method practiced by such IGT product that, in the absence of this Agreement, would infringe one or more unexpired claims of any Licensed WMS Patent.

1.16.	“Licensed WMS Patents” means any claims of any and all Patents owned or controlled by WMS to the extent such claims are within the Agreement FOU. [*]

1.17.
“Licensed WMS Products” shall mean any WMS product or method practiced by such WMS product that, in the absence of this Agreement, would infringe one or more unexpired claims of any Licensed IGT Patent.

1.18.	“Licensed Product” means the WMS Licensed Products and/or the IGT Licensed Products, as applicable.

1.19.
“Major Supplier” means a manufacturer or supplier with net revenues attributable to electronic Gambling systems and/or devices during the most recently completed fiscal or calendar year in excess of [*].

1.20.	“Patent” means an existing or future issued patent or patent application.

1.21.	“Permitted Applications” means only Applications which provide the following infrastructure functionality as used in an SBGS: [*]

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

[*].

1.22.
“[*]” means [*] which is an independent [*] for [*] and which provides necessary infrastructure, directly or indirectly, for all other [*] that act as [*] for all other [*] or equivalent [*].  For avoidance of doubt, the following shall not be considered [*].

1.23.
“Place”, “Placed”, “Placement” (or any form of the word “Place”) means the provision directly or indirectly of a product to a customer by sale, lease, participation or recurring revenue, or otherwise, where such products are bona- fide branded under a WMS or IGT brand or the brands of their respective Affiliates.

1.24.	“Royalty-Bearing Product” means a Licensed WMS Product [*]. Notwithstanding the foregoing and except as provided

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

for in Section 3.3, any Royalty-Bearing Product for which a royalty has not been paid shall not be considered a Licensed WMS Product, and the use of such product for which a royalty has not been paid, and the methods practiced by such products, shall be considered an unlicensed use.

1.25.	“Server Based Gambling Field of Use” (“SBG FOU”) means Permitted Applications.

1.26.	“Server Based Gambling System” (“SBGS”) means [*].

1.27.	“[*] Device” means [*].

1.28.	“WMS” means WMS Gaming Inc., a corporation of Delaware, having its principal place of business at 800 South Northpoint Boulevard, Waukegan, Illinois and its Affiliates.

2.	LICENSE GRANTS AND RELEASE

2.1.
GRANT OF LICENSE TO WMS.  Subject to the terms and conditions of this Agreement, IGT hereby grants to WMS a non-exclusive, worldwide, royalty-bearing license, within the Agreement FOU, under the Licensed IGT Patents to make, have made, use, import, Place, offer to Place, and have Placed Licensed WMS Products.  To be clear, the license granted under this Section does not extend to any proprietary IGT features outside of the Agreement FOU.  Notwithstanding anything in this Agreement to the contrary, this Agreement does not provide either Party with a license to the [*].  For avoidance of doubt, neither this Agreement nor negotiations that led to this Agreement provide an implied license to connected products, connected systems, services, and methods, other than the license expressly granted above.

2.2.
GRANT OF LICENSE TO IGT.  Subject to the terms and conditions of this Agreement, WMS hereby grants to IGT a non-exclusive, worldwide license, within the Agreement FOU, under the Licensed WMS Patents to make, have made, use, import, Place, offer to Place, and have Placed  Licensed IGT Products. To be clear, the license granted under this Section does not extend to any proprietary WMS features outside of the Agreement FOU. Notwithstanding anything in this Agreement to the contrary, this Agreement does not provide either Party with a license to the [*]

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

[*].  For avoidance of doubt, neither this Agreement nor negotiations that led to this Agreement provide an implied license to connected products, connected systems, services, and methods, other than the license expressly granted above.

2.3.	Restriction on [*]. Notwithstanding the foregoing, the license rights granted pursuant to Section 2.1 to offer to Place, Place, and have Placed products that take the form of [*].

2.4.	Other Restriction. [*].

2.5.
Customer Acknowledgement.  Parties agree that prior to deploying licensed systems that connect to third party [*] Devices, they shall notify the customer that a license may be required for applicable [*] Devices and that any use of such system with unlicensed [*] Devices is an unlicensed use.

2.6.	Patent Families Cross-License. Separate from the licenses set forth above in Sections 2.1 and 2.2 of this Agreement, the Parties hereby agree to the following cross-license:

2.6.1.
IGT hereby grants to WMS a perpetual worldwide, royalty-free, non-exclusive license to make, have made, use, import, Place, offer to Place, and have Placed products and methods under U.S. Patent No. [*] and its related Patent Family (the “Licensed IGT [*] Patent Family”).

2.6.2.
WMS hereby grants to IGT a perpetual worldwide, royalty-free, non-exclusive license to make, have made, use, import, Place, offer to Place, and have Placed products and methods under U.S. Patent Nos. [*] entitled “[*]” and its related Patent Family (the “Licensed WMS [*] Patent Family”).  In the event that U.S. Patent Publication No. [*] entitled “[*]” is allowed, then WMS will notify IGT and IGT shall have 30 days from such notice to elect to swap the license granted under this paragraph for a license to U.S. Patent Publication No. [*] entitled

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

“[*]” and its related Patent Family (the “Licensed WMS [*] Patent Family”) and if such election is made then the license to the Licensed WMS [*] Patent Family shall be void prospectively.

2.6.3.
The respective [*] Patent Families and Licensed WMS [*] Patent Family include all Patents that are counterparts of, or are directly or indirectly related by a claim of priority to, at least one of the identified applicable Patents, including, without limitation, all parents, provisionals, continuations, continuations-in-part, divisionals, reissues, reexaminations, and foreign counterparts of such Patents, whether related to such identified Patents directly or through one or more intervening U.S. or foreign Patents.

2.7.
Mutual Release.  Each Party releases, for itself, its Affiliates, predecessors, successors and assigns, and their respective officers, owners, directors, shareholders, attorneys, insurers, agents and employees (collectively the “Releasing Parties”), the other Party and any and all of its Affiliates, predecessors, successors and assigns, suppliers, distributors, resellers, customers, end-users and their respective officers, directors, agents, servants, owners, employees, attorneys, licensors and insurers (collectively the “Released Parties”), from any and all rights, claims, demands, causes of action, obligations, damages, penalties, fees, costs (including reasonable attorneys’ fees and costs), expenses, and liabilities of any nature whatsoever which the Releasing Parties have, had or may have had against the Released Parties, for infringement of any Patents licensed hereunder by any and all products Placed by WMS and IGT (excluding all Affiliates other than Affiliates as of the Effective Date) prior to the Effective Date of this Agreement.

2.8.
Rights of Affiliates.  Except as set forth in Section 2.7, for purposes of all rights granted herein, the respective rights shall accrue to all present and future Affiliates of the Parties, until such time as the Affiliate ceases to be an Affiliate.

2.9.
Sublicensing.  Except as provided for in Section 2.8, neither Party shall have the right to sublicense the license rights granted to it herein except to the extent necessary to have Licensed Products made for the Party by third party contractors, to have Licensed Products Placed through third parties, to permit third parties to perform support services in connection with Licensed Products, and to permit customers to use and dispose of Licensed Products.

3.	ROYALTIES

3.1.	[*] As of the Effective Date, [*].

3.2.	Royalties. For each Royalty Bearing Product initially Placed by WMS, WMS

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

shall pay a [*] royalty to IGT of [*].  If WMS does not pay the royalty [*] as specified in this Agreement, then [*] shall not be subject to any grant of license by IGT to WMS as set forth in Section 2.1 and [*] shall be treated as a Failure to Pay Royalties according to Section 3.4.  [*]

3.3.	[*]

3.4.
Effect of Failure to Pay Royalty.  Except as set forth in Section 3.3, and notwithstanding anything to the contrary elsewhere herein, if WMS does not pay the royalty for a Royalty Bearing Product, such Royalty Bearing Product shall be deemed to be unlicensed under the license grant in Section 2.1 and therefore shall not be entitled to any of the rights, benefits, or protections provided to Licensed WMS Products under this Agreement including but not limited to WMS’ right to use this Agreement to establish a reasonable royalty.  [*]However, to be clear, IGT shall be permitted to bring any action for infringement and seek any available remedy [*]

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

[*] against WMS for WMS' unlicensed making, having made, using, selling, offering to sell, importing, leasing, Placing, offering to Place and having Placed any Gaming Machine or other device.

3.5.	[*]

3.6.	[*]
4.	ROYALTY REPORTS AND RECORD KEEPING

4.1.
Reports.  Within forty-five (45) days following the end of each calendar quarter when royalties are due, WMS shall provide to IGT a written report detailing all Placements of Royalty-Bearing Products for the prior calendar quarter for which  a royalty is being paid, and WMS shall pay to IGT all royalty amounts due to IGT for such quarter.  If WMS pays no royalties during a calendar quarter, WMS shall furnish a written report to IGT so stating.

4.2.
Trials.  The Parties acknowledge that it is customary in the gaming industry for [*] Devices to be Placed on a trial basis, meaning that the customer has, for a limited time period, the right to return the machines and unwind the transaction (“Trial Period”).  For any [*] Devices Placed on such trial basis and for which WMS has not received any remuneration for such Placement, the royalty thereon shall be deemed to accrue upon Placement of such [*] Device.

4.3.
Record Keeping.  WMS agrees to keep true and accurate records for the purpose of making the reports described in Section 4.1 of the Agreement.  WMS shall keep at WMS’ principal office for the term of five (5) years from the date created, full and accurate books of account and copies of all documents and other materials relating to this Agreement, including, but not limited to all Placement agreements and all sales and revenue records of [*] Devices.  Notwithstanding the foregoing, any documents and other materials that are the subject of an audit pursuant to Section 4.4 shall be retained until such audit is completed.

4.4.	Audit. IGT shall have the right, not exercisable more than once per year, to nominate an independent certified public accountant (“auditor”) acceptable to and

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

approved by WMS, which approval shall not be unreasonably withheld, who shall have access to the records of WMS during regular business hours for the purpose of verifying compliance with the reporting obligations set forth in Section 4.1 as well as such other books and records as are reasonably required to verify WMS’ compliance with all of  its financial obligations under this Agreement.  IGT shall provide WMS with no less than sixty (60) days written notice of its intent to audit WMS’ books and records as provided under this Agreement, and WMS shall be ready for such audit.  Such notice shall indicate the period to be audited, the identity of the auditor and the proposed scope for the audit.  The auditor shall only disclose to IGT information necessary to determine WMS’ compliance with its reporting and financial obligations under this Agreement. If any audit or examination of WMS’ books and records reveals that WMS has failed to perform its financial obligations, any underpaid amount will bear interest until paid at a rate per annum equal to [*] percent ([*]). If the underpaid amount exceeds the total amount reported under the reporting obligations set forth in Section 4.1 by [*] or more in any given year under the Agreement, WMS will reimburse IGT for all reasonable audit costs, audit fees, and audit expenses incurred in conducting such audit or examination with respect to such year audited, in addition to paying IGT such past due royalties and any accrued interest.  IGT shall reimburse WMS for any overpaid royalties revealed by the audit.

4.5.
Period for Examination.  WMS’ books and records pertaining to any particular royalty report may be examined as aforesaid only within [*] years after the date rendered and WMS shall have no obligation to permit IGT to so examine such books and records relating to any particular royalty report more than once for any one report, unless in connection with a civil action filed by IGT against WMS.

5.	[*]

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

[*]

6.	INTEROPERABILITY AND SUPPORT SERVICES

6.1.
The Parties agree to work in good faith toward an Open-Architecture with respect to their [*].  “Open-Architecture” shall mean that the Party providing the [*] will provide the other Party, upon the other Party’s request, with access to application interfaces (API), specifications, and protocols, as may be necessary for the requesting Party to interface with the Party’s [*].  Where commercially reasonable, these systems will use industry standard protocols, and interfaces. Except as provided for in this Agreement or any other agreement the Parties may execute, this requirement shall expressly exclude access to intellectual property.  Technical expertise shall be limited to a reasonable explanation of material provided.

6.2.
In some cases, the Party providing the [*] may be required to make modifications to its [*].  To the extent that such accommodations can be made without placing a material undue burden on the resources of the Party, the Parties agree to make such reasonable accommodations.

7.	TERM AND TERMINATION

7.1.
Term and Renewal.  Unless earlier terminated in accordance with the provisions hereof, this Agreement shall commence on the Effective Date and continue for a term of ten (10) years after the Effective Date.  Unless earlier terminated in accordance with the provisions hereof, the Parties agree to negotiate in good faith for an extension(s) of this Agreement.

7.2.
Termination for Material Breach.  Either Party may terminate this Agreement upon sixty (60) days written notice if the other Party (i) does not cure any material breach of this Agreement within ninety (90) days of such breaching Party’s receipt of written notice from the other Party describing such breach and requesting cure.  For a material breach that cannot be, or after reasonable

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

diligence has not been, cured within ninety (90) days, additional periods of sixty (60) days may be granted in which to cure such material breach, so long as the breaching Party is diligently pursuing resolution or cure of the material breach.

7.3.
Bankruptcy. The license granted herein shall be deemed a license of “intellectual property” for purposes of the United States Code, Title 11, Section 365(n).  In the event of the bankruptcy of a party and a subsequent rejection or disclaimer of this Agreement by a bankruptcy trustee or by a party as a debtor-in-possession, or in the event of a similar action under applicable law, the other party may elect to retain its license right, subject to and in accordance with the provisions of the United States Code, Title 11, section 365(n) or other applicable law.

7.4.
Effect of Termination. In the event that a Party terminates this Agreement in accordance with any terms permitting such termination, the other Party may continue to manufacture and Place Licensed Products in the same manner licensed under this Agreement for one (1) year after the Effective Date of such termination.  Such termination shall have no effect whatsoever upon: (a) any Licensed Product Placed prior to such termination or Placed during the above-mentioned one (1) year period, even if title to the Licensed Product has not passed to a third party; (b) the mutual release granted and set forth in Section 2.7 of this Agreement; and (c) the patent licenses set forth in Sections 2.1, 2.2 and 2.6 of this Agreement with respect to any Licensed Products for which any applicable royalty was paid.  WMS shall continue to pay the royalties as provided in Section 3.2 for any such post-termination Placements for which WMS elects to claim a license under Section 2.1.

8.	REPRESENTATIONS AND WARRANTIES

8.1.	Mutual Representations and Warranties. Each Party represents, warrants and covenants to the other Party throughout the term of this Agreement as follows:

8.1.1.
This Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors’ rights generally and by general principles of equity.

8.1.2.
The execution, delivery and performance of this Agreement by such Party does not and will not (a) conflict with, or constitute a breach or default under, its charter documents or any agreement, contract, commitment or instrument to which it is a party, or (b) require the consent, approval or authorization of, or notice, declaration, filing or registration with, any third party or any governmental or regulatory authority other than the licenses and certifications required by applicable Gaming Authorities.

8.1.3.	Such Party has the full and unencumbered right, power and authority to enter into this Agreement, to grant, assign and transfer the rights and licenses granted under this Agreement, and to otherwise carry out its obligations hereunder.

8.1.4.
There is no action or proceeding pending or, in so far as such Party knows or should know, threatened against such Party or any of its Affiliates before any court, administrative agency or other tribunal that could impact upon such Party’s right, power and authority to enter into this Agreement, to grant the rights and licenses granted hereunder, or to otherwise carry out its obligations hereunder.

8.1.5.	It will perform its obligations hereunder in compliance with applicable laws, rules and regulations.

8.2.	[*] Representation. [*]

8.3.
Disclaimer of Additional Warranties.  EXCEPT FOR THE EXPRESS WARRANTIES CONTAINED IN THIS AGREEMENT AND ITS APPENDICES, NEITHER PARTY MAKES ANY WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  ALL SUCH OTHER WARRANTIES ARE HEREBY DISCLAIMED.

9.	REGULATORY COMPLIANCE

9.1.
The Parties will cooperate in good faith and use their best efforts to comply with the requirements of all applicable gaming laws and gaming authorities having jurisdiction over the Parties and the exploitation of their Products (each a “Gaming Authority”).  Upon request by either Party (“Requesting Party”),  the other Party shall promptly provide all information reasonably requested with respect to its financial condition, litigation, indictments, criminal proceedings, and the like in which the other Party or its officers, directors, and controlling shareholders are or may have been involved, if any, in order for the Vice President of Compliance or Compliance Committee to determine that no such information would disclose any fact which would jeopardize, in any manner, any gaming licenses or permits held by the Requesting Party and/or its Affiliates with any Gaming Authority.

9.2.
In the event that the other Party shall fail to so provide all such requested information, or if such information with respect to the other Party as provided by the other Party or as obtained as a result of the Vice President of Compliance or Compliance Committee’s own investigation, discloses facts concerning the other Party which could, in the sole opinion of the Vice President of Compliance or Compliance Committee, jeopardize the obtaining of such gaming licenses or

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

permits or the maintaining of such gaming licenses or permits with any Gaming Authority, or if at any time a Gaming Authority disapproves of the relationship with the other Party under this Agreement or  prohibits or restricts the taking of any action, including the payment of monies, which prohibition or restriction frustrates the purpose of this Agreement, the Parties will in good faith attempt to modify or amend this Agreement, or take other appropriate action, to obtain the approval of such Gaming Authority to permit payment by WMS of royalties payable hereunder.  If WMS is prevented from paying IGT any royalties by a Gaming Authority, WMS shall retain its license for Royalty-Bearing Products that WMS elects to claim a license under Section 2.1 so long as WMS deposits such royalties into an escrow account established with a mutually agreeable escrow agent for the benefit of IGT until payment is authorized by such Gaming Authority or otherwise distributed pursuant to an order of a court of competent jurisdiction.  The funds deposited into the escrow account shall be invested as directed by IGT, and be at IGT’s risk.

10.	MISCELLANEOUS

10.1.	Dispute Resolution.

10.1.1.	The Parties agree that this Section 10.1 shall be used to resolve any disputes between the Parties under this Agreement arising on or after the Effective Date.

10.1.2.	Cooling Off Period.

(a) A Party shall not institute, file or aid in filing (including being named as a plaintiff or being voluntarily joined in an action brought by a licensee of such Party or by any other person) of any claim, demand or cause of action against the other Party without first bringing its contention to the attention of the other Party by means of a Notification Letter and engaging in a 90-day negotiation period with such other Party.  In the event such claim, demand, or cause of action pertains to patent infringement, such Notification Letter shall include (i) an identification of the claims of the patent or other intellectual property rights allegedly infringed and (ii) an identification of the accused device or method.

(b) During said 90-day negotiation period, the Parties shall negotiate in good faith toward a resolution of the dispute.  All negotiations, statements, and materials of the Parties during such 90-day negotiation period shall be treated as Confidential Information under Section 10.6.  In addition, all such statements and negotiations shall be deemed offers to compromise a claim under Federal Rules of Evidence Section 408 and shall be inadmissible in arbitration, litigation, or any other future proceedings between the Parties.

(c) If the Parties are unable to amicably resolve the dispute within the 90-day negotiation period, then the Party that sent the Notification Letter (“Objecting Party”) may initiate an Arbitration regarding the dispute per Section 10.1.3 below, but in no event shall the Objecting Party pursue an Arbitration prior to the expiration of the 90-day negotiation period. The 90-day negotiation period shall not be detrimental to the Objecting Party in terms of laches, estoppel, waiver, damage limitations, statute of limitations, or any other defenses based on the passage of time.  Rather, the Arbitration shall be treated as if it were filed when the Notification Letter was sent to the other Party.  The other Party (i.e., the Party to whom the Notification Letter was sent), however, may not initiate an Arbitration until a minimum of 30 days after the end of the 90-day negotiation period.

10.1.3.	Arbitration.

(a) AAA.  The commercial rules of the American Arbitration Association (“AAA”) shall apply to the arbitration, except to the extent the provisions of this Agreement provide otherwise.

(b) Panel.  The arbitration shall be heard and determined by a panel of three arbitrators, who are not required to be members of the AAA but all of which must be approved by the Parties.  In the event the Parties cannot agree on the three arbitrators, then each Party shall designate one arbitrator and those two arbitrators shall designate a third arbitrator.  In the event such claim, demand, or cause of action pertains to patent infringement, such arbitrators shall be patent attorneys registered to practice before the U.S. Patent and Trademark Office and experienced in evaluating patent infringement and validity.

(c) Schedule.  The Parties and the arbitrators shall use their best efforts to complete any such arbitration within one year after the appointment of the arbitrators, unless a Party can demonstrate to the arbitrators that the complexity of the issues or other reasons warrant the extension of the timetable.  In such case, the arbitrators may extend such timetable as reasonably required.

(d) Discovery.  The Parties shall be entitled to discovery of all document and information reasonably necessary for a full understanding of the allegations and any defenses raised by the other Party.  The Parties may use all methods of discovery available under the United States Federal Rules of Civil Procedure, including depositions, requests for admission and requests for production of documents.  The time periods applicable to such discovery methods shall be set by the panel so as to permit compliance with the above schedule.

(e) Binding Decisions.  The arbitrators shall issue a decision with written findings and the bases therefore, and such decision shall be final, binding and enforceable in any court of competent jurisdiction.  Nothing in this Agreement shall prohibit either Party from seeking injunctive relief or specific performance in a court of law subsequent to the decision of the arbitrators.

(f) Fees and Expenses.  The Parties shall share equally fees and expenses of the AAA and the arbitrators, including any administrative fees.  Each Party shall bear the cost of its own attorneys’ fees and expert fees.

(g) Arbitration Venue.  The proceeding before the panel shall be held in Las Vegas, Nevada, or as otherwise agreed upon by the Parties.

10.2.
Independent Contractors.  This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between the Parties, and each Party shall have no right to obligate or bind the other Party in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third parties.

10.3.
Force Majeure.  Neither Party shall lose any rights hereunder, be held responsible for any delays, or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by war, terrorism, civil unrest, fire, Act of God, earthquake, flood, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming Party and the nonperforming Party has exerted all reasonable efforts to avoid or remedy any force majeure.

10.4.
Notice.  Any notice, consent, approval, request, waiver or statement to be given, made or provided for under this Agreement shall be in writing and deemed to have been duly given when personally delivered, or mailed by prepaid certified or express mail service of the United States postal service, by Federal Express or similar overnight delivery service, with acknowledgment of receipt, fees prepaid, or if sent by facsimile or e-mail, with an original sent within twenty four (24) hours by either first class United States mail, postage prepaid, or by an overnight delivery service with next day delivery to the Parties as identified in this Agreement, with copies directed to:

TO WMS:	TO IGT:

Orrin J. Edidin	Richard Pennington
WMS Gaming Inc.	IGT
800 South Northpoint Blvd.	9295 Prototype Drive
Waukegan, IL 60085	Reno, Nevada 89521

With copies to:	With copies to:

WMS Gaming Inc.	IGT
Attn: General Counsel	Attn: General Counsel
800 South Northpoint Blvd	9295 Prototype Drive
Waukegan, IL 60085	Reno, Nevada 89521

WMS Gaming Inc.
Attn: Vice President, Patents
3401 N. California Ave.
Chicago, IL 60618

10.5.
Transfer.  This Agreement shall be mandatorily binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, legal representatives, and successors and assigns.  The Parties shall have the right to assign their rights and obligations under this Agreement to any Affiliate or any Affiliate or successor to all or substantially all of its gaming business or assets without the prior written consent of the other Party, provided such successor assumes in writing the obligations of the Party under this Agreement.

10.6.	Confidential Information.

10.6.1.
Confidential Information.  “Confidential Information” means any information disclosed by one party (“Disclosing Party”) to the other party (“Receiving Party”) in connection with this Agreement that is reasonably understood to be confidential based on the nature of the information.  In any event, the terms and conditions of this Agreement shall be deemed the Confidential Information of the other Party with respect to the non-disclosure obligations of this Section 10.6.

10.6.2.
Exceptions.  Confidential Information does not include any information that (a) is, or becomes, publicly known through no wrongful act on the Receiving Party’s part; (b) is already known to the Receiving Party, or becomes known to the Receiving Party without restriction on disclosure; (c) is independently developed by the Receiving Party without use of or access to the Confidential Information of the Disclosing Party, which independent development the Receiving Party will have the burden of proving; or (d) is furnished to the Receiving Party by a third party without an obligation of confidentiality.

10.6.3.
Non-Use.  The Receiving Party shall maintain the Confidential Information of the Disclosing Party in confidence and shall not, without the prior written consent of the other party, use the Disclosing Party’s Confidential Information for its own benefit or the benefit of any third party except for purposes expressly provided for in this Agreement or as necessary to enforce such Party’s rights under this Agreement.

10.6.4.
Non-Disclosure.  The Receiving Party shall not disclose, confirm or otherwise discuss any Confidential Information of the Disclosing Party to or with any third party, except as may be necessary to the Receiving Party’s Affiliates, legal counsel, accountants, tax advisors, insurance carriers and bankers under written confidentiality agreements prohibiting further use or disclosure of such Confidential Information.  The Receiving Party further agrees to use the same degree of care, but no less than a reasonable degree of care, with respect to the confidentiality of the Disclosing Party’s Confidential Information as it would with its own confidential information.

10.6.5.
Legally Required Disclosures.  The Receiving Party may disclose Confidential Information as required by a court or under operation of law or order provided that the Receiving Party notifies the Disclosing Party of such requirement prior to disclosure, that the Receiving Party discloses only that information required, and that the Receiving Party allows the Disclosing Party the opportunity to object to such court or other legal body requiring such disclosure.

10.6.6.
Agreement Terms and Conditions.  Notwithstanding Section 10.6.4, the Parties agree that each Party may file summaries or copies of this Agreement as it in good faith deems appropriate with regulatory agencies having jurisdiction over such Party, including, without limitation, the U.S. Securities and Exchange Commission, provided that such filing Party takes reasonable steps to ensure confidential treatment of such filings to the extent legally permitted.

10.6.7.	Existing NDA. The Mutual Nondisclosure Agreement entered into by the Parties on [*] shall remain in effect.

10.7.
Governing Law.  This Agreement shall be deemed to have been entered into in the State of Nevada, and shall be interpreted and construed in accordance with the laws of the State of Nevada without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

10.8.
Severability.  If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable under the laws or regulations of any applicable jurisdiction, either such provision will be deemed amended to conform to such laws or regulations without materially altering the intention of the Parties or it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

10.9.
Waiver of Default.  The failure of either Party to insist upon the strict performance of any of the provisions of this Agreement, or the failure of either Party to exercise any right, option or remedy hereby reserved, shall not be construed as a waiver for the future of any such provision, right, option or remedy, or as a waiver of any subsequent breach thereof.

10.10.	Survival. The expiration or termination of this Agreement shall not affect those provisions that by the nature thereof are intended to survive any such expiration or termination.

10.11.
Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.  Any such counterpart may be executed by facsimile signature, and when so executed and delivered, shall be deemed an original and such counterpart(s) together shall constitute only one original.

10.12.
Signature.  This Agreement shall not be deemed effective, final, or binding upon the Parties until signed by each of them.  After signed by both Parties, this Agreement shall be binding upon and shall inure to the benefit of both Parties and their respective successors and assigns.

10.13.
Entire Agreement and Amendment.  This Agreement constitutes the full understanding between the Parties, and no statements, or agreements, oral or written, made prior to or at the signing hereof, shall vary or modify the written terms hereof.  No amendment, modification, or release from any provision hereof shall be effective unless in writing and signed by duly authorized representatives of both Parties specifically stating it to be an amendment, modification, or release to this Agreement.  Except for each Party’s Affiliates, there are no third party beneficiaries of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers or representatives.

WMS:	IGT:
By:_______________________	By:______________________
Name:_____________________	Name:____________________
Title:______________________	Title:_____________________
Date:______________________	Date:_____________________